Exhibit 99.1

STEINER LEISURE LIMITED
Post Office Box N-9306
Suite 104A
Nassau, The Bahamas

For Release: IMMEDIATELY

Contact:    Leonard I. Fluxman, President and Chief Executive Officer (305) 358-9002, ext. 215

Steiner Leisure Limited Announces

Fourth Quarter 2010 Financial Results

NASSAU, THE BAHAMAS, February 23, 2011 - Steiner Leisure Limited (NASDAQ: STNR) today announced financial results for the fourth quarter and year ended December 31, 2010.

Steiner Leisure's revenues for the fourth quarter ended December 31, 2010 increased 30.0% to $162.3 million from $124.9 million during the comparable quarter in 2009. Net income for the fourth quarter of 2010 was $12.9 million compared with $10.9 million for the same quarter in 2009.

Earnings per share for the fourth quarter ended December 31, 2010 was $0.86 per share, compared with $0.73 per share for the comparable quarter in 2009. The earnings per share data are presented on a diluted basis.

Revenues for the year ended December 31, 2010 increased 26.5% to $620.4 million from $490.6 million in 2009. Net income for the year ended December 31, 2010 was $44.3 million compared with $38.0 million in 2009.

Earnings per share for the year ended December 31, 2010 was $2.94 per share, compared with $2.56 per share in 2009. The above earnings per share data are presented on a diluted basis.

Steiner Leisure Limited is a worldwide provider of spa services. The Company's operations include shipboard and land-based spas and salons. We provide our services on 151 cruise ships and 70 land-based spas. Our land-based spas include resort spas, urban hotel spas and day spas and are operated under our Elemis(r), Mandara(r), Chavana(r), Bliss(r) and Remede(r) brands. In addition, a total of 28 resort and hotel spas are operated under our brands by third parties pursuant to license agreements with the Company. Our cruise line and land-based resort customers include Carnival Cruise Lines, Celebrity Cruises, Crystal Cruises, Harrah's Entertainment, Hilton Hotels, Holland America Line, InterContinental Hotels and Resorts, Kerzner International, Loews Hotels, Marriott Hotels, Nikko Hotels, Norwegian Cruise Line, Planet Hollywood, Princess Cruises, Royal Caribbean Cruises, Seabourn Cruise Lines, Sofitel Luxury Hotels, St. Regis Hotels and Resorts, W Hotels and Resorts and Westin Hotels and Resorts.  Our Elemis Limited subsidiary manufactures its Elemis brand products for use in our cruise ship and land-based spas.  This top quality European line of beauty products, as well as our Bliss and Remède brands, are also distributed worldwide to exclusive hotels, salons, health clubs, department stores and destination spas.  Our products are also available at www.timetospa.com and www.blissworld.com.

Steiner Leisure also owns and operates five post secondary schools (comprised of a total of 17 campuses) located in Miami, Orlando, Pompano Beach and Sarasota, Florida; Baltimore, Maryland; Charlottesville, Virginia; York, Pennsylvania; Salt Lake City and Lindon, Utah; Las Vegas, Nevada; Tempe and Phoenix, Arizona; Westminster and Aurora, Colorado; and Groton, Newington and Westport, Connecticut. Offering degree and non-degree programs in massage therapy and, in some cases, skin care, these schools train and qualify spa professionals for health and beauty positions within the Steiner family of companies or other industry entities.

The Company will be holding a conference call at 11:00 am (EST) on Thursday, February 24, 2011. Clive E. Warshaw, Chairman of the Board, and Leonard I. Fluxman, President and Chief Executive Officer, will discuss the contents of this press release.

If you wish to participate in this conference call, please call (517) 308-9020 for domestic and international calls approximately ten minutes before the scheduled time. The password is "Steiner". The call is available for replay from Thursday, February 24, 2011 (approximately 3 hours after the call takes place) through Thursday, March 3, 2011 at approximately 5:00 pm (EST). You may reach it by dialing (203) 369-0034 for both domestic and international calls.

SELECTED FINANCIAL DATA

($ and shares in thousands, except per share data)

(Unaudited)

	Fourth Quarter Ended		Year Ended
	December 31,		December 31,
	2010	2009	2010	2009
Revenues:
Services	$105,884	$87,146	$410,857	$343,545
Products	56,390	37,794	209,528	147,032
Total revenues	162,274	124,940	620,385	490,577

Cost of Sales:
Cost of services	85,900	70,138	335,118	277,371
Cost of products	37,705	25,584	140,956	106,817
Total cost of sales	123,605	95,722	476,074	384,188
Gross profit	38,669	29,218	144,311	106,389

Operating Expenses:
Administrative	9,355	7,003	36,133	25,032
Salary and payroll taxes	13,578	9,386	53,325	38,218
Total operating expenses	22,933	16,389	89,458	63,250
Income from operations	15,736	12,829	54,853	43,139

Other Income (Expense):
Interest expense	(738)	(248)	(3,388)	(349)
Other income	16	31	151	216
Total other income (expense)	(722)	(217)	(3,237)	(133)

Income before provision for income taxes	15,014	12,612	51,616	43,006

Provision for income taxes	2,059	1,703	7,293	5,014

Net income	$12,955	$10,909	$44,323	$37,992

Income per share:
Basic	$0.87	$0.75	$2.99	$2.61
Diluted(1)	$0.86	$0.73	$2.94	$2.56

Weighted average shares outstanding:
Basic	14,878	14,640	14,832	14,577
Diluted	15,031	14,923	15,069	14,764

Notes:

  Reflects the impact of outstanding options with respect to a subsidiary's common stock of $244,000 for the year ended December 31, 2009. In July 2009, the Company entered into a transaction with the holders of these stock options in which those stock options were exchanged for restricted share units of the Company.

STATISTICS

	Fourth Quarter Ended		Year Ended
	December 31,		December 31,
	2010	2009	2010	2009

Average number of ships served[1]:	132	122	128	124
Spa	107	100	104	99
Non-Spa	25	22	24	25

Average total number of staff on ships served:	2,350	2,089	2,242	2,080
Spa	2,140	1,918	2,046	1,887
Non-Spa	210	171	196	193

Revenue per staff per day[2]:	$408	$397	$422	$408
Spa	$420	$407	$434	$423
Non-Spa	$292	$278	$293	$269

Average weekly revenues:	$51,013	$47,412	$51,680	$47,920
Spa	$58,903	$54,470	$59,521	$56,524
Non-Spa	$17,235	$15,180	$16,986	$14,397

Average number of land-based spas operated[3]	70	51	68	50

Average weekly land-based spas revenues	$27,700	$21,514	$27,710	$21,630

Total schools revenues	$16,888,000	$16,624,000	$66,630,000	$61,612,000

Total wholesale and retail product revenues	$31,743,000	$17,617,000	$110,034,000	$62,100,000

1 Average number of ships served reflects the fact that during the period ships were in and out of service and, accordingly, the number of ships served during the year varied.

2 Revenue includes all sales of services and products on ships. Staff includes all shipboard employees. Per day refers to each day that a cruise ship is in service.

3 Average number of land-based spas operated reflects the fact that during the period spas were opened or closed and, accordingly, the number of spas served during the period varied.